Exhibit 99.1

[LETTERHEAD OF TRIMERIS, INC.]

Contacts:

Andrew Graham

Director of Finance

Trimeris, Inc.

(919) 419-6050

Trimeris Names Dr. Gary Cook as New Audit Committee Member

MORRISVILLE, N.C. -- March 24, 2006 -- Trimeris, Inc. (Nasdaq: TRMS) today announced the appointment of E. Gary Cook, Ph.D. as a member of the Audit Committee, effective March 20, 2006. Dr. Cook has been a director of Trimeris since February 2000.

Dr. Cook is currently Executive Chairman of Integrated Environmental Technologies, LLC and is Chairman of the Board of Louisiana-Pacific Corporation. Prior to his retirement, Dr. Cook was Chairman of the Board of Directors, President and Chief Executive Officer of Witco Corporation, a global specialty chemicals corporation.

The Company also communicated that it received notification from Nasdaq on March 23, 2006, that the Company was not in compliance with NASDAQ Marketplace Rule 4350(d)(2), due to having only two audit members for two days. The letter further indicated that after Dr. Cook's appointment to the Audit Committee on March 20, 2006, the Company was in compliance and Nasdaq considered the matter closed.

About Trimeris, Inc.
Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. Trimeris is developing FUZEON and future generations of peptide fusion inhibitors in collaboration with F. Hoffmann-La Roche Ltd. For more information about Trimeris, please visit the Company's web site at http://www.trimeris.com.

Trimeris Safe Harbor Statement
This document and any attachments may contain forward-looking information about the Company's financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris' Form 10-K filed with the Securities and Exchange Commission on March 10, 2006 and its periodic reports filed with the SEC.